Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Board Authorizes Additional $500 Million for Share Repurchase Program

Bethpage, N.Y., February 16, 2011 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2010.

Fourth quarter consolidated net revenues grew 5.7% to $1.869 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services1 and Rainbow2.  Consolidated adjusted operating cash flow (“AOCF”)3 grew 2.3% to $631.7 million and consolidated operating income grew 1.6% to $355.9 million, both compared to the prior year period.  Fourth quarter 2010 results reflect the newly acquired Bresnan properties from the date of acquisition on December 14, 2010 including a $14.4 million contract termination charge.  Revenue, AOCF and operating income growth compared to the prior year period would have been 4.5%, 3.4% and 5.6%, respectively, if Bresnan results were excluded.

For full year 2010, consolidated net revenues increased 5.6% to $7.231 billion, reflecting revenue growth in Telecommunications Services and Rainbow.  Consolidated AOCF grew 5.6% to $2.581 billion and consolidated operating income grew 13.1% to $1.529 billion for full year 2010.  Excluding the impact of Bresnan discussed above, net revenue, consolidated AOCF and operating income would have grown 5.3%, 5.9% and 14.2%, respectively, compared to the prior full year period.

Operating highlights for the fourth quarter and full year 2010 include:
•	Full year Consolidated Free Cash Flow from Continuing Operations3 of $855.3 million
•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $150.68 in the fourth quarter of 2010 (excludes Bresnan results)
•	Cable advertising revenue growth of 23.0% in the fourth quarter of 2010, compared to the prior year period (excludes Bresnan results)
•	Rainbow advertising revenue growth of 20.7% in the fourth quarter of 2010, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  “Cablevision’s growth continued in the fourth quarter and contributed to solid full-year increases in revenue and AOCF.  In 2010, Cablevision generated more than $855 million in free cash flow, a 13 percent increase compared to 2009.  In addition to our solid operations, we took a number of steps last year to create value for our shareholders, including increasing our quarterly dividend by 25 percent, initiating a stock repurchase program, completing the historic spin-off of Madison Square Garden and, of course, the Bresnan acquisition.  Separately, for 2011, we are moving forward with the spin-off of our Rainbow business and believe we are on track to complete that transaction by mid-year,” concluded Mr. Dolan.

Results from Continuing Operations4
Please note that the operating results of Newsday, News 12 Networks and Rainbow Advertising Sales Corporation (“RASCO”) have been reclassified to our Other5 reportable segment for all periods presented.

Segment results for the quarters ended December 31, 2010 and 2009 are as follows:
(Full year segment results are shown on pages 7 and 8 of this earnings release)

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q4 2010	Q4 2009	Q4 2010	Q4 2009	Q4 2010	Q4 2009

Telecommunications1	$1,458.9	$1,385.3	$580.9	$578.6	$360.3	$364.6
Rainbow2	298.5	261.7	100.7	81.1	70.8	51.3
Other5 (including eliminations)	111.7	120.6	(49.9)	(42.0)	(75.2)	(65.7)
Total Company	$1,869.1	$1,767.6	$631.7	$617.7	$355.9	$350.2

See notes on page 3

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.   Operating results of the recently acquired Bresnan properties from the date of acquisition on December 14, 2010 are included in the Telecommunications and Cable Television results discussed below.

Telecommunications Services net revenues for the fourth quarter 2010 rose 5.3% to $1.459 billion, AOCF grew 0.4% to $580.9 million and operating income decreased 1.2% to $360.3 million, all compared to the prior year period.  Revenue, AOCF and operating income growth compared to the prior year period would have been 3.7%, 1.6% and 2.6%, respectively, if Bresnan results were excluded.

Full year 2010 net revenues rose 5.6% to $5.736 billion, AOCF increased 5.8% to $2.358 billion, and operating income increased 11.9% to $1.500 billion, all as compared to the prior year period.  Revenue, AOCF and operating income growth compared to the prior year period would have been 5.2%, 6.2% and 13.0%, respectively, if Bresnan results were excluded.

Cable Television
Cable Television fourth quarter 2010 net revenues increased 4.9% to $1.390 billion, AOCF decreased 0.4% to $551.5 million and operating income decreased 1.9% to $352.5 million, each compared to the prior year period.  The fourth quarter 2010 increase in net revenues were driven by the twelve month growth in digital video, high-speed data, and voice customers as well as higher rates.  Fourth quarter 2010 AOCF and operating income were driven by the revenue increase offset by increased expenses, including a $14.4 million contract termination charge at Bresnan.  Excluding the Bresnan results, growth in revenue, AOCF and operating income would have been 3.3%, 0.9% and 1.9%, respectively.

The following table illustrates the change in customer base during the fourth quarter including the impact of the Bresnan properties:

Customer Data (in thousands)	9/30/10	Net Add/ (Loss)	Bresnan @ 12/31/10	Total 12/31/10
Homes Passed	4,867	15	650	5,532

Basic Video	3,043	(35)	306	3,314
Digital Video	2,921	(15)	205	3,111
High-Speed Data	2,647	6	239	2,892
Voice	2,129	9	131	2,269
Revenue Generating Units	10,740	(35)	881	11,586

Customer Relationships	3,321	(23)	350	3,648

Optimum Lightpath
For fourth quarter 2010, Lightpath net revenues increased 8.8% to $72.2 million, AOCF increased 17.6% to $29.3 million and operating income increased 51.9% to $7.8 million, each as compared to the prior year period.  The improved results were driven primarily by a 30.8% increase in revenue from Ethernet services offset in part by higher operating expenses to support the increase in Ethernet installations.

Rainbow
Rainbow consists of the National Networks:  AMC, WE tv, IFC and Sundance Channel as well as other Rainbow ventures including its International Services, IFC Entertainment and Rainbow Network Communications.  News 12 Networks and Rainbow Advertising Sales Corporation (“RASCO”) which were previously included in the Rainbow segment have been reclassified to our Other reportable segment for all periods presented.

Rainbow net revenues for the fourth quarter of 2010 increased 14.1% to $298.5 million, AOCF rose 24.0% to $100.7 million, and operating income grew 38.0% to $70.8 million, all compared to the prior year period.

See notes on page 3

The fourth quarter 2010 Rainbow AOCF results reflect:
•	A 7.2% increase in affiliate revenue compared to the prior year period
•	A 20.7% increase in advertising revenue, as compared to the prior year period, driven principally by higher units sold at AMC and WE tv
•	A 9.6% increase in operating costs compared to the prior year period, primarily due to increased contractual rights at AMC.

Full year 2010 net revenues rose 10.7% to $1.078 billion, AOCF increased 10.3% to $403.4 million, and operating income increased 17.8% to $282.0 million, all as compared to the prior year period.

Other
Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”) and unallocated corporate general and administrative costs.

Fourth quarter 2010 net revenues decreased 7.0% to $123.8 million, AOCF deficit increased 18.5% to a deficit of $49.9 million and operating loss increased 14.5% to a loss of $75.2 million, all compared to the prior year period.  The revenue decline was primarily driven by decreases at Newsday and Clearview Cinemas offset in part by an increase in net advertising revenue at News 12 Networks.  The decrease in AOCF was due to the revenue decline as well as increased operating costs at RASCO and MSG Varsity.

Full year 2010 net revenues decreased 5.7% to $466.0 million, AOCF deficit increased 20.9% to a deficit of $180.1 million and operating loss increased 11.0% to a loss of $253.3 million.

Other Matters
On February 15, 2011, the Board of Directors of Cablevision declared a quarterly dividend of $0.125 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on March 21, 2011 to shareholders of record at the close of business on February 28, 2011.

Separately, Cablevision's Board of Directors authorized the repurchase of up to an additional $500 million of its Cablevision NY Group Class A Stock.

NOTES:

1.	Telecommunications Services and Cable Television financial information reflects the operating results of the recently acquired Bresnan properties from the date of acquisition on December 14, 2010.

2.
Rainbow financial information reflects the operating results of the National Networks: AMC, WE tv, IFC and Sundance Channel as well as other Rainbow ventures including its International Services, IFC Entertainment and Rainbow Network Communications, for all periods presented.  News 12 Networks and Rainbow Advertising Sales Corporation (“RASCO”) which were previously included in the Rainbow segment have been reclassified to our Other reportable segment for all periods presented.

3.
See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

4.	Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

5.	Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”) and unallocated corporate general and administrative costs.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation's leading telecommunications, media and entertainment companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision's assets also include Rainbow Media Holdings LLC and its programming and entertainment businesses, AMC, IFC, Sundance Channel, WE tv and IFC Entertainment, as well as Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com
The conference call will be Webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 38379102
Conference call replay number (706) 645-9291/ Conference ID Number 38379102 until February 23, 2011

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010(a)	2009(a)	2010(a)	2009(a)

Revenues, net	$1,869,117	$1,767,587	$7,231,249	$6,847,301

Adjusted operating cash flow	631,676	617,663	$2,581,440	$2,444,844
Share-based compensation expense	(15,899)	(12,471)	(61,247)	(59,742)
Restructuring (expense) credit	1,609	(5,038)	2,276	(10,728)
Operating income before depreciation and amortization	617,386	600,154	2,522,469	2,374,374
Depreciation and amortization (including impairments)	261,506	249,950	993,547	1,022,912
Operating income	355,880	350,204	1,528,922	1,351,462
Other income (expense):
Interest expense, net	(199,900)	(183,717)	(784,163)	(745,521)
Gain on sale of programming and affiliate interests, net	2,211	456	2,518	2,130
Gain (loss) on investments, net	83,556	(632)	109,810	(981)
Gain (loss) on equity derivative contracts, net	(62,243)	1,726	(72,044)	631
Loss on interest rate swap contracts, net	(3,212)	(14,893)	(85,013)	(78,868)
Loss on extinguishment of debt and write-off of deferred financing costs	-	(51,413)	(110,049)	(73,457)
Miscellaneous, net	431	165	1,288	734
Income from continuing operations before income taxes	176,723	101,896	591,269	456,130
Income tax expense	(62,758)	(49,233)	(225,550)	(206,669)
Income from continuing operations	113,965	52,663	365,719	249,461
Income (loss) from discontinued operations, net of income taxes	-	25,960	(4,122)	35,838
Net income	113,965	78,623	361,597	285,299
Net loss (income) attributable to noncontrolling interests	(102)	(218)	(649)	273
Net income attributable to Cablevision Systems Corporation shareholders	$113,863	$78,405	$360,948	$285,572

Basic net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations	$0.39	$0.18	$1.25	$0.86
Income (loss) from discontinued operations	-	$0.09	$(0.01)	$0.12
Net income	$0.39	$0.27	$1.23	$0.98
Basic weighted average common shares (in thousands)	289,387	292,773	293,165	291,759

Diluted net income (loss) per share attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations	$0.38	$0.17	$1.21	$0.84
Income (loss) from discontinued operations	-	$0.09	$(0.01)	$0.12
Net income	$0.38	$0.26	$1.20	$0.96
Diluted weighted average common shares (in thousands)	298,681	301,513	301,880	298,444

Amounts attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations, net of income taxes	$113,863	$52,445	$365,070	$249,734
Income (loss) from discontinued operations, net of income taxes	-	25,960	(4,122)	35,838
Net income	$113,863	$78,405	$360,948	$285,572

(a)	Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Twelve Months Ended December 31,
	2010(a)	2009(a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities(c)	$1,695,837	$1,506,758
Less: capital expenditures(d)	(840,488)	(750,943)
Consolidated free cash flow from continuing operations	$855,349	$755,815

(a)
Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.  Discontinued operations used a total of $9.2 million in cash for the twelve months ended December 31, 2010 and provided a total of $24.0 million in cash for the twelve months ended December 31, 2009.

(b)	See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2010(a)	2009(a)	Change

Cable Television	$1,389,718	$1,324,325	4.9%
Optimum Lightpath	72,177	66,315	8.8%
Eliminations(b)	(2,989)	(5,384)	44.5%
Telecommunications	1,458,906	1,385,256	5.3%
Rainbow	298,482	261,658	14.1%
Other(c)	123,758	133,054	(7.0)%
Eliminations(d)	(12,029)	(12,381)	2.8%
Total Cablevision	$1,869,117	$1,767,587	5.7%

	Twelve Months Ended December 31,		%
	2010(a)	2009(a)	Change

Cable Television	$5,470,588	$5,197,802	5.2%
Optimum Lightpath	284,034	255,549	11.1%
Eliminations(b)	(19,100)	(21,851)	12.6%
Telecommunications	5,735,522	5,431,500	5.6%
Rainbow	1,078,300	973,656	10.7%
Other(c)	465,975	494,266	(5.7)%
Eliminations(d)	(48,548)	(52,121)	6.9%
Total Cablevision	$7,231,249	$6,847,301	5.6%

(a)	Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.
(b)	Represents intra-segment revenues.
(c)	Represents net revenues primarily from Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas and Rainbow Advertising Sales Corporation (“RASCO”) and certain other items.
(d)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2010(a)	2009(a)	Change	2010(a)	2009(a)	Change

Cable Television	$551,527	$553,609	(0.4)%	$352,486	$359,428	(1.9)%
Optimum Lightpath	29,349	24,954	17.6%	7,819	5,146	51.9%
Telecommunications	580,876	578,563	0.4%	360,305	364,574	(1.2)%
Rainbow	100,657	81,156	24.0%	70,815	51,330	38.0%
Other(b)	(49,857)	(42,056)	(18.5)%	(75,240)	(65,700)	(14.5)%
Total Cablevision	$631,676	$617,663	2.3%	$355,880	$350,204	1.6%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2010(a)	2009(a)	Change	2010(a)	2009(a)	Change

Cable Television	$2,246,456	$2,132,903	5.3%	$1,475,692	$1,325,443	11.3%
Optimum Lightpath	111,693	95,065	17.5%	24,543	14,858	65.2%
Telecommunications	2,358,149	2,227,968	5.8%	1,500,235	1,340,301	11.9%
Rainbow	403,397	365,793	10.3%	281,954	239,420	17.8%
Other(b)	(180,106)	(148,917)	(20.9)%	(253,267)	(228,259)	(11.0)%
Total Cablevision	$2,581,440	$2,444,844	5.6%	$1,528,922	$1,351,462	13.1%

(a)	Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.
(b)
Includes unallocated corporate general and administrative costs, Bresnan acquisition costs and the operating results of Newsday, News 12 Networks, MSG Varsity (launched in September  2009), Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”) and certain other items.  In addition, 2009 amounts include costs historically allocated to Madison Square Garden that were not eliminated as a result of the MSG Distribution.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	December 31, 2010(a)	September 30, 2010	December 31, 2009

Revenue Generating Units (in thousands)
Basic Video Customers	3,314	3,043	3,063
Digital Video Customers	3,111	2,921	2,893
High-Speed Data Customers	2,892	2,647	2,568
Voice Customers	2,269	2,129	2,052
Total Revenue Generating Units	11,586	10,740	10,576

Customer Relationships (in thousands)(b)	3,648	3,321	3,314

Homes Passed (in thousands)	5,532	4,867	4,829

Penetration(c)
Basic Video to Homes Passed	59.9%	62.5%	63.4%
Digital to Basic Penetration	93.9%	96.0%	94.4%
High-Speed Data to Homes Passed	52.3%	54.4%	53.2%
Voice to Homes Passed	41.0%	43.7%	42.5%

Revenues for the three months ended
(dollars in millions)

Video(d)	$816	$805	$778
High-Speed Data	303	296	291
Voice	204	205	198
Advertising	41	36	33
Other(e)	26	24	24
Total Cable Television Revenue	$1,390	$1,366	$1,324

Average Monthly Revenue per Basic Video Customer (“RPS”)(f)	$150.68	$149.04	$144.03

(a)	Reflects the impact of the Bresnan acquisition in the fourth quarter of 2010.
(b)	Number of customers who receive at least one of the company’s services.
(c)
December 31, 2010 penetration levels reflect the addition of the Bresnan properties.  If excluded, basic video, digital, HSD and voice penetration levels on December 31, 2010 would have been 61.6%, 96.6%, 54.3% and 43.8%, respectively.

(d)	Includes analog, digital, PPV, VOD and DVR revenue.
(e)	Includes installation revenue, NY Interconnect, home shopping and other product offerings.
(f)
RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.  This calculation does not include the impact of the acquisition of the Bresnan properties in December 2010.

RAINBOW	December 31, 2010		September 30, 2010		December 31, 2009

National Network Subscribers
(in thousands)
AMC	96,400		96,400		95,200
WE tv	76,800		77,400		74,900
IFC	62,700	1	51,100	2	50,100	2
Sundance Channel	39,900	2	39,100	2	37,900	2

Subscribers for our national ad supported networks are measured by Nielsen Media Research (“Nielsen”) where applicable for all periods presented.

1)	Effective December 2010, IFC's subscribers began being measured by Nielsen Media Research.
2)
Subscriber counts for IFC for the periods ending 9/30/10 and 12/31/09 and for Sundance Channel for all periods presented are based on internal management subscriber reports and represent viewing subscribers.

CABLEVISION SYSTEMS CORPORATION
SUPPLEMENTAL SUMMARY OF OPERATING STATISTICS
(Unaudited)

TELECOMMUNICATIONS	December 31, 2010	[Excl. Bresnan] December 31, 2010	September 30, 2010	December 31, 2009

(in thousands)
Total Customers(a)	3,652	3,302	3,325	3,318
Total Voice Lines(b)	2,879	2,731	2,704	2,577
Video Customers	3,314	3,008	3,043	3,063
High-Speed Data Customers(c)	2,895	2,655	2,650	2,570

Serviceable Passings(d)
(in thousands)	5,536	4,886	4,871	4,832

Penetration
Customers to Serviceable Passings	66.0%	67.6%	68.3%	68.7%
Voice Lines to Serviceable Passings	52.0%	55.9%	55.5%	53.3%
Video to Serviceable Passings	59.9%	61.6%	62.5%	63.4%
High-Speed Data to Serviceable Passings	52.3%	54.3%	54.4%	53.2%

Revenues for the three months ended
(dollars in millions)

Video(e)	$816	$804	$805	$778
Telecom Services (HSD, Voice and Lightpath)	579	570	574	555
Advertising	41	40	36	33
Other(f)	23	23	19	19
Total Telecommunications Revenue	$1,459	$1,437	$1,434	$1,385

Average Monthly Cable Television Revenue per Basic Video Customer (“RPS”)(g)	n/a	$150.68	$149.04	$144.03

Average Monthly Revenue per Customer(h)	n/a	$144.53	$143.38	$139.37

(a)	Number of households/businesses who receive at least one of the company's services at Cable and Lightpath.
(b)	Total lines of voice service at Cable and Lightpath.
(c)	Includes Cable and Lightpath.
(d)	Includes residential and commercial passings, and Lightpath customers.
(e)	Includes analog, digital, PPV, VOD and DVR revenue.
(f)	Includes installation revenue, NY Interconnect, home shopping and other product offerings and eliminations.
(g)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.
(h)	Calculated by dividing average monthly Telecommunications Services GAAP revenue for the quarter by the average number of Telecommunications customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

December 31, 2010

Cash and cash equivalents	$393,951

Credit facility debt	$6,231,510
Senior notes and debentures	5,867,745
Senior subordinated notes	324,071
Collateralized indebtedness	352,606
Capital lease obligations	51,489
Debt	$12,827,421

LEVERAGE

Debt	$12,827,421
Less:Collateralized indebtedness of unrestricted subsidiaries(a)	352,606
Cash and cash equivalents	393,951
Net debt	$12,080,864

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)(d)	4.2
Restricted Group leverage ratio (Credit Facility Test)(e)(f)	3.6
CSC Holdings notes and debentures leverage ratio(e)(f)	3.6
Cablevision senior notes leverage ratio(f)(g)	4.9
Rainbow National Services notes leverage ratio(h)	2.6

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	The debt, AOCF and equity contribution associated with the recently acquired Bresnan properties have been excluded from the calculation of the consolidated net debt to AOCF leverage ratio.
(d)	AOCF is annualized based on the fourth quarter 2010 results, as reported.
(e)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.29 billion.

(f)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(g)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(h)	Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $429.7 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2010(a)(b)	2009(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$57,561	$65,312
Scalable infrastructure	69,397	30,542
Line extensions	10,684	7,767
Upgrade/rebuild	5,949	4,412
Support	62,824	43,179
Total Cable Television	206,415	151,212
Optimum Lightpath	25,375	27,706
Total Telecommunications	231,790	178,918
Rainbow	10,222	6,826
Other(c)	16,081	19,279
Total Cablevision	$258,093	$205,023

	Twelve Months Ended December 31,
	2010(a)(b)	2009(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$300,221	$328,148
Scalable infrastructure	180,562	131,847
Line extensions	36,137	30,501
Upgrade/rebuild	19,701	18,593
Support	145,153	103,959
Total Cable Television	681,774	613,048
Optimum Lightpath	98,154	83,444
Total Telecommunications	779,928	696,492
Rainbow	17,243	13,419
Other(c)	43,317	41,032
Total Cablevision	$840,488	$750,943

(a)	Capital expenditures of Madison Square Garden, now reflected in discontinued operations, are not included in the table above.
(b)	Capital expenditures of $7.4 million related to the recently acquired Bresnan properties are reflected in Cable Television above.
(c)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”), and Corporate.